Exhibit 8.2

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN
416.862.6666 FACSIMILE
Toronto	November 10, 2014	Amanda Heale Direct Dial: 416.862.6780 aheale@osler.com Our Matter No.: 1160734
Montréal
Ottawa
Calgary	The Bank of Nova Scotia 44 King Street West Scotia Plaza, 8th Floor Toronto, ON M5H 1H1
New York

Ladies and Gentlemen:

We have acted as Canadian tax counsel to The Bank of Nova Scotia (“BNS”) in connection with the filing by BNS of its Registration Statement filed on Form F-3 dated November 10, 2014 (the “Registration Statement”) for Senior Debt Securities, Subordinated Debt Securities, common shares and preferred shares. We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” in the Registration Statement constitute an accurate summary of the principal Canadian federal income tax considerations described therein, subject to the limitations, qualifications, exceptions and assumptions referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Canadian Taxation”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

AH/RF